Exhibit 99.1

FOR FURTHER INFORMATION:	FOR IMMEDIATE RELEASE
Andrea K. Tarbox	Tuesday, May 7, 2013
Vice President and Chief Financial Officer
847.239.8812

KAPSTONE REPORTS RECORD FIRST QUARTER RESULTS

NORTHBROOK, IL — May 7, 2013 — KapStone Paper and Packaging Corporation (NYSE:KS) today reported record results for the first quarter ended March 31, 2013.

•                  Net sales of $319.8 million up $20.0 million, or 7 percent, versus prior year

•                  Net income of $18.5 million up $2.9 million, or 19 percent, versus 2012

•                  Adjusted EBITDA of $50.7 million up $4.4 million, or 9 percent, versus prior year

•                  Diluted EPS of $0.38 up $0.05 per share, or 15 percent, versus 2012

•                  Adjusted diluted EPS of $0.42 up $0.04 per share, or 11 percent, versus prior year

Roger W. Stone, Chairman and Chief Executive Officer, stated, “Our operations performed well during the quarter, propelling the Company to record first quarter results. Average mill selling prices of $653 per ton increased by $45 per ton compared to the first quarter of 2012.  In the first quarter of 2013, we realized 2012’s domestic containerboard and corrugated price increases, and we benefitted from increasing prices of over $100 per ton on export containerboard sales compared to 2012’s first quarter.”

First Quarter Operating Highlights

Consolidated net sales of $319.8 million in the first quarter of 2013 increased by $20.0 million, or 6.7 percent, compared to $299.8 million for the 2012 first quarter, primarily due to full realization of the October 2012 $50 per ton containerboard price increase, higher box and sheet prices and continued recovery of export containerboard prices. Average mill selling prices per ton climbed to $653 from $608 a year ago. A better product mix in the 2013 quarter was partially offset by lower volume.

Operating income of $30.8 million for the 2013 first quarter increased by $3.3 million, or 12.1%, compared to the 2012 first quarter. The improved financial performance primarily reflects benefits from higher prices, partially offset by inflation on input, labor and benefit costs, higher outage costs, increased depreciation charges resulting mainly from the 2012 investment in new information systems and start-up expenses for the Company’s new manufacturing plant in Aurora, Illinois. The first quarter’s operating income included $2.3 million of stock compensation expense. We expect total stock compensation expense to approximate $1 million for each of the remaining three quarters of 2013.

Interest expense was $1.9 million for the first quarter of 2013, down $0.5 million from a year ago mainly due to lower interest rates. At March 31, 2013, the interest rate on the majority of the Company’s debt was 1.95 percent down from 2.24 percent a year ago. Amortization of debt issuance costs of $0.7 million for the first quarter of 2013 decreased by $0.2 million from a year ago.

The effective income tax rate for the 2013 first quarter was 33.8 percent compared to 36.0 percent for the 2012 first quarter. The lower effective income tax rate is due to a higher expected benefit from the domestic manufacturing deduction and lower state income taxes. The 2013 rate also includes a favorable discrete benefit for a 2012 R&D tax credit. For 2013, the Company estimates its full year effective income tax rate to be 34.3 percent and its cash tax rate to be 10 percent.

Cash Flow and Working Capital

Cash and cash equivalents decreased by $8.9 million in the quarter ended March 31, 2013, to $7.6 million reflecting $15.6 million of net cash provided by operating activities, $16.8 million of cash used by investing activities and $7.7 million of cash used for financing activities.

Capital expenditures for the first quarter of 2013 totaled $16.8 million which included $7.4 million for the new manufacturing plant in Aurora, Illinois. The Company estimates $73.0 million of capital expenditures for the year.

At March 31, 2013, the Company had approximately $97.4 million of working capital and $95.1 million of revolver borrowing capacity.

Conclusion

In summary, Stone commented, “The April 2013 $50 per ton domestic containerboard price increase should be fully implemented late in the second quarter and should boost our EBITDA by approximately $50 million annually. Our new Aurora, Illinois manufacturing plant made its first shipment in April. With our strong cash flows and balance sheet KapStone is in an excellent position to continue growing profitably.”

Conference Call

KapStone will host a conference call at 11 a.m. EDT, Wednesday, May 8, 2013, to discuss the Company’s financial results for the 2013 first quarter. All interested parties are invited to listen and may do so by either accessing a simultaneous broadcast webcast on KapStone’s website, http://www.kapstonepaper.com, or for those unable to access the webcast, the following dial-in numbers are available:

Domestic: 877.415.3178

International: 857.244.7321

Participant Passcode: 78657838

A presentation to be viewed in conjunction with the call will also be available on our website, http://www.kapstonepaper.com, in the “Investors” section.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at http://earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (http://streetevents.com) a password-protected event management site.

Replay of the webcast will be available for 30 days on the Company’s website following the call.

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is a leading North American producer of unbleached kraft paper and corrugated products. The Company is the parent company of KapStone Kraft Paper Corporation and KapStone Container Corporation which includes three paper mills and 15 converting plants across the eastern and midwestern US. The business employs approximately 2,700 people.

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including “EBITDA”, “Adjusted EBITDA”, “Adjusted Net Income”, and “Adjusted Diluted EPS” to measure our operating performance. Management uses these measures to focus on the on-going operations, and believes it is useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency to key measures used to evaluate the performance and liquidity of the Company. Management uses EBITDA and Adjusted EBITDA for evaluating the Company’s performance against competitors and as a primary measure for employees’ incentive programs. Reconciliations of Net Income to EBITDA, EBITDA to Adjusted EBITDA, Net Income to Adjusted Net Income, Basic EPS to Adjusted Basic EPS, and Diluted EPS to Adjusted Diluted EPS are included in the financial schedules contained in this press release. However, these measures should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

Forward-Looking Statements

Statements in this news release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as “may,” “will,” “should,” “would,’ “expect,” “project,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “outlook,” or “continue,” the negative of these terms or other similar expressions. These statements reflect management’s current views and are subject to risks, uncertainties and assumptions, many of which are beyond the Company’s control that could cause actual results to differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially include, but are not limited to: (1) industry conditions, including changes in cost, competition, changes in the Company’s product mix and demand and pricing for the Company’s products; (2) market and economic factors, including changes in raw material and healthcare costs, exchange rates and interest rates; (3) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations; (4) the ability to achieve and effectively manage growth; (5) the ability to pay the Company’s debt obligations; (6) the ability to carry out the Company’s strategic initiatives and manage associated costs and (7) the income tax impact of the federal incentive program for cellulosic biofuel producers. Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and elsewhere in reports that the Company files with the SEC. These filings can be found on KapStone’s Web site at www.kapstonepaper.com and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

KapStone Paper and Packaging Corporation

Consolidated Statements of Income

(In thousands, except share and per share amounts)

(unaudited)

			Fav / (Unfav)
	Quarter Ended March 31,		Variance
	2013	2012	%

Net sales	$319,813	$299,843	6.7%

Cost and expenses:
Cost of sales, excluding depreciation and amortization	224,946	214,074	-5.1%
Depreciation and amortization	17,224	15,176	-13.5%
Freight and distribution expenses	27,920	25,743	-8.5%
Selling, general and administrative expenses	19,128	17,572	-8.9%
Other operating income	202	198	2.0%
Operating income	30,797	27,476	12.1%

Foreign exchange gain / (loss)	(311)	120	-359.2%
Interest expense, net	1,875	2,373	21.0%
Amortization of debt issuance costs	726	906	19.9%
Income before provision for income taxes	27,885	24,317	14.7%
Provision for income taxes	9,426	8,754	-7.7%
Net income	$18,459	$15,563	18.6%

Net income per share:
Basic	$0.39	$0.33
Diluted	$0.38	$0.33

Weighted-average number of shares outstanding:
Basic	47,482,010	46,491,626
Diluted	48,226,209	47,841,371

Effective tax rate	33.8%	36.0%

Supplemental Information

GAAP to Non-GAAP Reconciliations

($ in thousands, except share and per share amounts)

(unaudited)

	Quarter Ended March 31,
	2013	2012
Net Income (GAAP) to EBITDA (Non-GAAP) to Adjusted EBITDA (Non-GAAP):
Net income (GAAP)	$18,459	$15,563
Interest expense, net	1,875	2,373
Amortization of debt issuance costs	726	906
Provision for income taxes	9,426	8,754
Depreciation and amortization	17,224	15,176
EBITDA (Non-GAAP)	$47,710	$42,772

Acquisition, start up and other expenses	611	1,223
Stock-based compensation expense	2,345	2,313
Adjusted EBITDA (Non-GAAP)	$50,666	$46,308

Net Income (GAAP) to Adjusted Net Income (Non-GAAP):
Net income (GAAP)	$18,459	$15,563
Acquisition, start up and other expenses	404	783
Stock-based compensation expense	1,552	1,480
Adjusted Net Income (Non-GAAP)	$20,415	$17,826

Basic EPS (GAAP) to Adjusted Basic EPS (Non-GAAP):
Basic EPS (GAAP)	$0.39	$0.33
Acquisition, start up and other expenses	0.01	0.02
Stock-based compensation expense	0.03	0.03
Adjusted Basic EPS (Non-GAAP)	$0.43	$0.38

Diluted EPS (GAAP) to Adjusted Diluted EPS (Non-GAAP):
Diluted earnings per share (GAAP)	$0.38	$0.33
Acquisition, start up and other expenses	0.01	0.02
Stock-based compensation expense	0.03	0.03
Adjusted Diluted EPS (Non-GAAP)	$0.42	$0.38

KapStone Paper and Packaging Corporation

Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2013	2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,618	$16,488
Trade accounts receivable, net	136,752	111,592
Other receivables	6,263	10,061
Inventories	110,699	113,511
Prepaid expenses and other current assets	9,588	9,808
Deferred income taxes	5,864	5,864
Total current assets	276,784	267,324

Plant, property and equipment, net	577,459	576,115
Other assets	4,484	4,412
Intangible assets, net	54,884	57,027
Goodwill	226,289	226,289
Total assets	$1,139,900	$1,131,167

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings	$52,200	$63,500
Other current borrowings	2,719	—
Accounts payable	82,033	89,638
Accrued expenses	25,679	25,032
Accrued compensation costs	16,334	20,421
Accrued income taxes	446	—
Total current liabilities	179,411	198,591

Long-term debt, net of current portion	294,973	294,310
Accrued pension and post retirement benefits	13,313	13,193
Deferred income taxes	101,001	96,459
Other liabilities	11,507	10,666
Total other liabilities	420,794	414,628

Stockholders’ equity:
Common stock $.0001 par value	5	5
Additional paid-in capital	239,285	236,034
Retained earnings	303,470	285,011
Accumulated other comprehensive loss	(3,065)	(3,102)
Total stockholders’ equity	539,695	517,948
Total liabilities and stockholders’ equity	$1,139,900	$1,131,167

KapStone Paper and Packaging Corporation

Consolidated Statement of Cash Flows

(In thousands)

(unaudited)

	Quarter Ended March 31,
	2013	2012
Operating activities:
Net income	$18,459	$15,563
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,224	15,176
Stock-based compensation expense	2,345	2,313
Excess tax benefit for stock-based compensation	(386)	(445)
Amortization of debt issuance costs	726	906
Loss on disposal of fixed assets	18	68
Deferred income taxes	4,906	6,202
Changes in operating assets and liabilities	(27,655)	(19,992)
Net cash provided by operating activities	$15,637	$19,791

Investing activities:
USC acquisition	$—	$(314)
Capital expenditures	(16,832)	(10,905)
Net cash used in investing activities	$(16,832)	$(11,219)

Financing activities:
Proceeds from revolving credit facility	$49,500	$38,000
Repayments on revolving credit facility	(60,800)	(38,000)
Proceeds from other current borrowings	3,731	3,398
Repayments on other current borrowings	(1,012)	(921)
Proceeds from exercises of stock options	362	420
Proceeds from issuance of shares to ESPP	170	90
Payment of withholding taxes on vested stock awards	(12)	—
Excess tax benefit for stock-based compensation	386	445
Net cash provided by (used in) financing activities	$(7,675)	$3,432

Net (decrease) / increase in cash and cash equivalents	(8,870)	12,004
Cash and cash equivalents-beginning of period	16,488	8,062
Cash and cash equivalents-end of period	$7,618	$20,066